Exhibit (a)(5)

                               SUPPLEMENT TO OFFER

                                  July 11, 2001


TO:          UNIT HOLDERS OF BRAUVIN REAL ESTATE FUND L.P. 4

SUBJECT:     EXTENSION OF EXPIRATION DATE FOR OFFER TO PURCHASE UNITS

Dear Unit Holder:

Due to delays in the Partnership's mailing of the Purchasers' Offer,

THE EXPIRATION DATE OF THE OFFER HAS BEEN EXTENDED. THE ENCLOSED OFFER WILL NOW EXPIRE AUGUST 17, 2001 (unless it is further extended).

If you have any questions or need assistance, please call the Depository at 800-854-8357.